Exhibit 10.1

RESIGNATION AND RELEASE AGREEMENT

This Resignation and Release Agreement (the "Agreement') is made by and among (i) Eric Egenhoefer ("Mr. Egenhoefer"), and (ii) Waterstone Mortgage Corporation (the "Company"), (collectively, the Parties").

RECITALS

WHEREAS, Mr. Egenhoefer has worked for the Company as President and Chief Executive Officer, and has served as a member of the Board of Directors of the Company;
WHEREAS, Mr. Egenhoefer and the Company are presently parties to a December 2014 Employment Agreement (the "Employment Agreement"), the terms of which desire to modify as more fully described below;
WHEREAS, Mr. Egenhoefer has elected to resign his employment with the Company effective September 15, 2018 (the "Resignation Date");
WHEREAS, Mr. Egenhoefer and the Company each desire that Mr. Egenhoefer continue to serve as non-employee member of the Board of Directors of the Company after the Resignation Date and through the regularly scheduled meeting of the Company's Board of Directors to be held in December 2018;
WHEREAS, Mr. Egenhoefer and the Company acknowledge that no amounts are due and owing from the Company or any of its related businesses to Mr. Egenhoefer, except as described more fully, below; and
WHEREAS, it is the desire of the parties, in the interest of avoiding further proceedings with respect to their employment relationship, to compromise and to finally, fully and completely terminate that relationship in its entirety;

AGREEMENT

NOW, THEREFORE, in consideration of the provisions of this Agreement, Mr. Egenhoefer and the Company do mutually agree and do hereby compromise and finally, fully and completely settle all of these matters as follows:

1.          Mr. Egenhoefer hereby resigns his employment with the Company as of September 15, 2018, and his employment with the Company will terminate on that date, or any earlier date in accordance with Paragraph 4 of the Employment Agreement.  Except as modified in this Section, the Employment Agreement will remain in effect and Mr. Egenhoefer will be paid for the services he provides through his last day of employment in accordance with the terms of the Employment Agreement, as modified.  The Parties agree that the Employment Agreement is hereby modified as follows: (i) Paragraph 2(b) and Paragraph 13 are deleted; (iii) Paragraph 3 is superseded and replaced by Section 12 of this Agreement; (iv) Paragraphs 5 is superseded by Section 7 of this Agreement; and (v) Section 10 of the Agreement is hereby modified to state that, notwithstanding any of its provisions to the contrary, the Employment Agreement shall construed in a manner consistent with this Agreement, provided, however, in the event of any conflicting language between the Employment Agreement and this Agreement, this Agreement shall govern.

2.          Mr. Egenhoefer hereby agrees to serve as a non-employee member of the Company's Board of Directors after the Resignation Date and through the regularly scheduled meeting of the Company's Board of Directors to be held in December 2018.  Mr. Egenhoefer agrees that (i) he will perform all his duties as member of the Company's Board of Directors through its meeting in December 2018 without compensation (other than reimbursement for normal travel and business expenses in accordance with the Company's regular policies and practices); and (ii) without further action by him, will be deemed to have resigned as member of the Company's Board of Directors at the conclusion of that meeting in December 2018.  The Company (i) acknowledges that Mr. Egenhoefer will perform services as an employee to another financial services company during the period of time between the Resignation Date and Mr. Egenhoefer's resignation from the Company's Board of Directors, and (ii) agrees that Mr. Egenhoefer providing such employment services is not a breach of any of his obligations under this Agreement (provided Mr. Egenhoefer is in compliance with the restrictive covenants set forth in Section 13, below), or any fiduciary duties.

3.          Upon the execution of this Agreement and its return to the Company in final form, the Company or one or more of its affiliated businesses shall accelerate the vesting of 10,000 options to purchase shares of Waterstone Financial, Inc., from March 4, 2019, to July 27, 2018.

4.          Upon the execution of this Agreement and its return to the Company in final form, and so long as Mr. Egenhoefer remains in compliance with the terms and provisions of this Agreement, the Company will agree to pay Mr. Egenhoefer severance pay in the amount of $300,000.00, less employment and income tax withholdings, as follows:  (a) an installment of $100,000.00 less employment and income tax withholding, on December 15, 2018; (b) an installment of $100,000.00 less employment and income tax withholding, on March 15, 2019; and (c) a final installment of $100,000.00 less employment and income tax withholding, on June 15, 2019.

All other payments, benefits and insurance coverages and contributions to the Company's 401(k) and other benefit plans on behalf of Mr. Egenhoefer will cease as of the Resignation Date, and as of that date Mr. Egenhoefer shall have all of his preexisting rights, if any, with respect to such benefit programs.  The Resignation Date shall be deemed the qualifying event for insurance continuation purposes under state and federal law.  None of the severance payments under this Agreement shall be taken into account as compensation under any Company welfare, profit sharing plan or similar program that bases benefits in whole or in part on compensation received from the Company, nor shall Mr. Egenhoefer accrue vacation, sick pay, or other similar benefits after the resignation despite payment of severance pay.  The Company shall have the right to cease making any severance payments under this Agreement in the event Mr. Egenhoefer breaches any of his obligations under this Agreement and fails to cure such breach within 45 days of receipt of written notice from the Company outlining such breach in reasonable detail.  In the event of a breach which is not cured pursuant to this paragraph 4, any severance payments otherwise payable to Mr. Egenhoefer shall be paid to and held in escrow by a third party (the "Escrow Agent"), and subject to an escrow agreement, approved by the Company and Mr. Egenhoefer, and such escrowed funds shall be released upon mutual written agreement of Mr. Egenhoefer and Company or the final, non-appealable ruling of a court of competent jurisdiction.  Neither the Company nor Mr. Egenhoefer shall unreasonably withhold or delay their approval of the Escrow Agent or corresponding escrow agreement.

5.          Mr. Egenhoefer acknowledges that his last day of work will be the earlier of September 15, 2018, when he acknowledges and agrees that he shall be deemed to have resigned his employment with the Company, or in accordance with Paragraph 4 of the Employment Agreement. Mr. Egenhoefer acknowledges and agrees that he will have no right of reemployment with either the Company or any of its affiliated businesses following the termination of his employment with the Company, regardless of reason.

6.          Mr. Egenhoefer agrees that he will not apply for or seek re‑employment with the Company or any of its parent corporations, affiliates, predecessors, successors and/or subsidiaries, at any time.  He further agrees to return his keys, door fobs, credit cards, all advertising and marketing materials, documents or collateral created by or under the direction or supervision, direct or indirect, of Mr. Egenhoefer, and all other Company property in his possession or under his direct or indirect control.

7.          Mr. Egenhoefer hereby fully and forever releases Company, its affiliated businesses, and their affiliates or subsidiaries, and their past and current officers, directors, agents, shareholders, members, employees, predecessors and their successors or assigns (collectively, the "Released Parties") of and from any and all claims, whether currently known or unknown, which exist as of the day he enters into this Agreement.  This release includes, without limitation by enumeration, claims for back pay, front pay, bonuses, commissions, vacation pay, personal injury, compensatory and punitive damages, injunctive and declaratory relief, attorneys' fees and for future damages allegedly arising from the alleged continuation of the effects of any past action, omission or event.  This release includes any and all suits, charges, liability and damages, in law or in equity (including, without limitation by enumeration, any complaints, claims and suits under the United States and Wisconsin Constitutions; 42 U.S.C. §§ 1981, 1981a, 1983, 1985, 1986 and 1988; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq.; the Federal Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; Executive Order 11246; the Wisconsin Fair Employment Act § 111.31 et. seq.; and any other law, ordinance or regulation prohibiting discrimination in employment or otherwise regulating the employment relationship).  This release includes any and all matters in connection with, or based wholly or partially upon, without limitation by enumeration, acts of age or other discrimination, retaliation, suspension, discharge, promotion, demotion, transfer, harassment, libel, slander, infliction of emotional distress, interference with prospective business relationships, invasion of privacy, failure to interview, hire or appoint, terms and conditions of employment, breach of employment contract, wrongful discharge or constructive discharge allegedly committed against Mr. Egenhoefer by the Released Parties, or in any way arising directly or indirectly out of Mr. Egenhoefer's employment with and resignation from the Company, up to and including the date Mr. Egenhoefer signs this Agreement.
The general release of claims contained in this Section 7 does not apply to or affect claims for benefits under applicable unemployment or worker's compensation laws, claims for vested benefits such as stock option rights, claims for indemnification rights related to Mr. Egenhoefer's director position, rights that Mr. Egenhoefer has under any directors and officers liability policies, or any claim that controlling law clearly states may not be released by settlement.  This release shall not prevent, restrict or in any way limit Mr. Egenhoefer's right to file a charge or complaint with a government agency (including, without limitation, the Equal Employment Opportunity Commission and the Wisconsin Department of Workforce Development) or to participate or assist in an investigation or proceeding conducted by a government agency.
Mr. Egenhoefer agrees to waive and give up any benefit conferred on him by any order or judgment issued in connection with any proceeding filed against any of the Releaseed Parties regarding any claim released in this Agreement.

8.          The Company releases Mr. Egenhoefer of and from any and all claims, whether currently known or unknown, and whether brought by or on behalf of the Company.  This release includes, without limitation by enumeration, claims involving compensation, personal injury, compensatory and punitive damages, injunctive and declaratory relief, attorneys' fees (which claim is also hereby released by the Company's attorneys, if any), and for future damages allegedly arising from the alleged continuation of the effects of any past action, omission or event.  This release includes any and all matters in any way arising directly or indirectly out of Mr. Egenhoefer's employment with and resignation from the Company, up to and including the date the Company signs this Agreement.  Notwithstanding anything to the contrary set forth in this paragraph 9, this release specifically excludes, and does not apply to, any claims alleging a breach of fiduciary duty, fraud, or intentional act of financial dishonesty against Egenhoefer during his period of employment with the Company.

9.          Mr. Egenhoefer agrees, in consideration for any unpaid severance payments described in Section 4 of this Agreement, and the Company agrees that following the termination of their employment relationship, each will execute and accept a general release agreement in the form attached as Exhibit A to this Agreement.

10.          Mr. Egenhoefer agrees not to make disparaging remarks about any of the Released Parties, or their products or practices (including, but not limited to, personnel practices); provided, however, that Mr. Egenhoefer may give truthful testimony about these matters if he is properly subpoenaed to do so.  The Company agrees not to make disparaging remarks about Mr. Egenhoefer; provided, however that the Company may give truthful testimony about these matters if it is properly subpoenaed to do so.

11.          From the date of the termination of his employment with the Company and continuing through December 31, 2018, without additional compensation beyond the severance payments described in this Agreement, Mr. Egenhoefer will provide services as mutually agreed upon by the parties to: (a) assist in the Company in retention of key Company executives; and (b) transition the day-to-day management of the Company to Mr. Egenhoefer's successor as Chief Executive Officer; provided that the Company acknowledges and agrees that (i) Mr. Egenhoefer will provide such services remotely, (ii) Mr. Egenhoefer's obligations pursuant to this Section shall not exceed 5 hours per week, and (iii) the Company shall reimburse Mr. Egenhoefer for any expenses incurred related to the same.

12.          Restrictive Covenants.  In consideration of the compensation to be paid to Mr. Egenhoefer hereunder, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and it being the express intent of the parties that this provision supersedes and replaces any conflicting or similar provision contrary in the Employment Agreement, Mr. Egenhoefer agrees as follows:

(a)
For the period equal to 6 months from the Resignation Date, Mr. Egenhoefer will not, directly or indirectly (i) solicit the business of any Restricted Customer for purposes which seek to compete with the Company, or (ii) provide non-menial and non-clerical services of the type he performed for the Company anytime during the year preceding the Resignation Date with a Significant Competitor (as the term is defined in Section 12(b), below).   For purposes of this provision, "Restricted Customer" means any current customer of the Company to whom/which Mr. Egenhoefer provided business-related services on behalf of the Company anytime during the one (1) year preceding the termination of Mr. Egenhoefer's employment with the Company.

(b)
For the period equal to 6 months from the Resignation Date, Mr. Egenhoefer will not provide services that are substantially similar services to those he provided to the Company during the year preceding the Resignation Date to any Significant Competitor.  The term "Significant Competitor" means any financial institution, including but not limited to, any commercial bank, savings bank, savings and loan association, credit union, mortgage brokerage or mortgage banking company which, at the time of termination of Mr. Egenhoefer's employment with the Company, or during the period of this restrictive covenant, such financial institution has a home, branch or other office which originates single-family residential mortgage loans within a twenty (20) mile radius of a "Company Office".  "Company Office" means any home, branch or other place of business of the Company which has originated $50,000,000 or more in residential mortgage loans during any consecutive twelve (12) month period within the twenty-four (24) months prior to the termination of Mr. Egenhoefer's employment with the Company.

(c)
For one (1) year following the Resignation Date, Mr. Egenhoefer will not directly or, working in conjunction with another or others, (i) encourage any Covered Employee to terminate his/her employment with the Company or to diminish the work or efforts any such employee provides to the Company, or (ii) solicit such an individual for employment outside the Company or its affiliated entities.  "Covered Employee" means any employee of the Company who, at the time of the previously proscribed actions, either (i) was directly supervised by Mr. Egenhoefer, or (ii) who served as a manager of a Company branch which generated five percent (5%) or more of the Company's revenue during the calendar year in which the proscribed activity occurred or the preceding calendar year.

(d)
For one (1) year following the Resignation Date, Mr. Egenhoefer will not use or disclose any Confidential Information.  The term "Confidential Information" means (i) all non-Trade Secret information of, about or related to the Company or its affiliated entities or provided to the Company or its affiliated entities by any of their customers; and (ii) that is not generally known to the public or the competitors of the Company or the competitors of any of its affiliated entities.  Examples of Confidential Information include the following information of or about the Company:  research; business plans; financial information about the Company's customers; customer lists; Company sales and marketing strategies and plans and information that is marked or otherwise designated as confidential or proprietary by the Company. "Confidential Information," however, does not include (i) the identity of Company customers, if merely recalled from memory by the Mr. Egenhoefer without efforts to memorize such information in anticipation of the resignation of his employment with the Company;  (ii) any information which can be demonstrated by Mr. Egenhoefer to have been known by him prior to his employment by the Company; (iii) information that is or becomes generally available to the public through no act or omission of Mr. Egenhoefer; or (iv) Mr. Egenhoefer's own personnel information.  Nothing in this paragraph shall be interpreted to in any way reduce or eliminate Mr. Egenhoefer's obligations not to use or disclose trade secrets or to disclose Confidential Information that is subject to contract between any Company entity and third party which imposes upon that Company entity a non-disclosure obligation longer than the two-year period following termination of the Mr. Egenhoefer's employment.

(e)
Acknowledgement.  The parties agree that the terms and conditions of the restrictive covenants set forth in this Agreement are reasonable and necessary for the protection of the interests of the Company and/or its affiliated entities and to prevent damage or loss to the Company and/or its affiliated entities.  Mr. Egenhoefer acknowledges that the consideration provided for in this Agreement and the consideration of employment with the Company are sufficient to fully and adequately compensate Mr. Egenhoefer for agreeing to the restrictions set forth herein.  Mr. Egenhoefer further agrees that each of the restrictive covenants set forth in Subparagraphs (a) – (d) of this Section 13 are divisible and severable and that the Company's affiliated entities are third party beneficiaries of this Agreement.

(f)
Enforcement.  Mr. Egenhoefer recognizes that irreparable injury may result to the Company and/or its affiliated entities in the event of a breach by Mr. Egenhoefer of the restrictions imposed herein and agrees that if Mr. Egenhoefer shall engage in any act in violation of the provisions hereof, the Company shall be entitled, in addition to such other remedies and damages as may be available to it, to an injunction prohibiting Mr. Egenhoefer from engaging in any such act.

13.          Mr. Egenhoefer acknowledges that:
(a)	he has read the foregoing document, understands its contents and agrees to its terms and conditions freely and voluntarily;
(b)	he has made an independent investigation of the facts and does not rely on any statements or representations by the Company, its agents or representatives, in entering into this Agreement;
(c)
he has twenty-one (21) days to consider this Agreement, and if he accepts it, he has seven (7) days to revoke his acceptance, and this Agreement will not become effective or enforceable until that seven (7) day period has expired; and

(d)	he is hereby advised to consult with legal counsel, if he wishes, before accepting this Agreement; and
(e)	he has asserted no legal claims against any of the Released Parties prior to or as of the date he signs this Agreement.

14.          The parties understand and agree that any breach by either of them of any of the foregoing covenants shall entitle either to bring an action for failure to comply with the terms of this Agreement and, further, should the non‑breaching party prevail in such action, the non‑breaching party shall be entitled to recover its or his actual reasonable attorneys' fees and costs as part of such action.  In addition, the parties agree that the remedy at law for breach of this Agreement shall be inadequate and that the non‑breaching party shall be entitled to injunctive relief and any other remedy or relief ordered by a court.

15.          Mr. Egenhoefer and the Company each acknowledge that this Agreement is a joint product and shall not be construed against either party on the grounds of sole authorship.

16.          Mr. Egenhoefer hereby authorizes and ratifies all that his attorneys, if any, may have done or may do in the effectuation of this Agreement.

17.          Neither the Company's signing of this Agreement nor any actions taken by the Company in compliance with the terms of this Agreement constitute an admission by the Company that it has acted wrongfully toward, unlawfully discriminated against, or wrongfully discharged Mr. Egenhoefer or that it has violated any federal, state or local law, Executive Order or regulation or that it has breached an employment contract with Mr. Egenhoefer.

18.          Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, it is agreed that this shall not in any way affect the enforceability of the other provisions of this Agreement which shall remain in full force and effect provided, however, that if either or both the releases of claims in paragraph 7 and Exhibit A is held to be invalid or unenforceable by the Bank, then this Agreement shall be void in its entirety and the Bank shall be entitled to the return of all sums paid hereunder in accordance with applicable law.

19.          This Agreement and, as stated herein, the Employment Agreement, constitute the complete understanding between Mr. Egenhoefer and the Company, and that they supersede all prior agreements (including employment agreements), representations or understandings between them.  No other promises or agreements shall be binding unless signed by these parties.

- SIGNATURES APPEAR ON FOLLOWING PAGE -

Waterstone Mortgage Corporation

By:	/s/ Douglas S. Gordon	July 24, 2018
	Douglas S. Gordon	Date
Chairman

I HAVE READ AND UNDERSTAND THE ABOVE AND FREELY AND VOLUNTARILY ENTER INTO THIS RESIGNATION AND RELEASE AGREEMENT

By:	/s/ Eric J. Egenhoefer	July 24, 2018
	Eric J. Egenhoefer	Date